Exhibit 4.3

EQUIPMENT LOAN AND SECURITY AGREEMENT

Agreement No.	Dated as of April 27, 2001

by and among

GATX VENTURES, INC.

as agent and a lender

TRANSAMERICA COMMERCIAL FINANCE CORPORATION

as a lender

and

RENOVIS, INC.

747 Fifty-Second Street

Oakland, CA 94609

as borrower

CREDIT AMOUNT: $4,000,000

		Commitment Amount	Commitment Percentage
GATX Ventures, Inc.		$2,000,000	50%
Transamerica Commercial Finance		$2,000,000	50%
Corporation
Repayment Period:	36 months

Treasury Note Maturity:	36 months

Loan Margin:	390 basis points

Final Payment Percentage:	7%

Commitment Termination Date: July 31, 2001, subject to the terms and conditions of Section 2.1(a)

The terms and information set forth on this cover page are a part of the attached Loan and Security Agreement, dated as of the date first written above (this “Agreement”), entered into by and among GATX Ventures, Inc. (“GV”), in its individual capacity, Transamerica Commercial Finance Corporation (“TTFC”), in its individual capacity, (each individually a “Lender” and collectively, “Lenders”), GV as agent, not individually, TTFC, and Renovis, Inc. (“Borrower”). The terms and conditions of this Agreement agreed to between the parties hereto are as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Affiliate” means any Person that owns or controls directly or indirectly ten percent or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons or each of such Person’s officers, directors, joint venturers or partners.

“Agent” means GV, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of Lenders and any successor agent.

“Agent’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration, funding, and enforcement of the Loan Documents; and Agent’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents, (including fees and expenses of appeal or review, or those incurred in any insolvency proceeding) whether or not suit is brought.

“Agreement” shall mean this Loan and Security Agreement, as the same may from time to time be amended or supplemented.

“All-in Rate” means the per annum rate of interest at which the Scheduled Payments and the Final Payment amortize the Loan.

“Basic Rate” means, as of the relevant Funding Date, the per annum rate of interest (based on a year of twelve 30-day months) equal to the sum of (a) the U.S. Treasury note yield to maturity for a term equal to the Treasury Note Maturity as quoted in the Western edition of The Wall Street Journal on the date the Loan Agreement Supplement is prepared, plus (b) the Loan Margin. Notwithstanding the foregoing, the Basic Rate shall not exceed the highest rate permitted by applicable law to be charged on commercial loans.

“Borrower” shall have the meaning set forth on the cover page hereof.

“Borrower’s Home State” shall mean California.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in California or Borrower’s Home State.

“Closing Date” means the date that each of the conditions precedent listed in Section 3.1 has been satisfied or waived in writing by Lenders.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time.

“Collateral” has the meaning given that term in Section 4.1, including, without limitation, all Financed Equipment listed in any Loan Agreement Supplement executed from time to time pursuant to Section 4.2.

“Commitment Termination Date” means the date following such term on the cover page of this Agreement.

“Commitment” or “Commitment Amount” means with respect to each Lender the amount set forth following such term on the cover page of this Agreement under the column titled “Commitment Amount” and “Commitments” means all such amounts collectively.

“Commitment Percentage” means with respect to each Lender, the percentage set forth on the cover page of this Agreement under the column titled “Commitment Percentage.”

“Credit Amount” means the amount set forth following such term on the cover page of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to 5% over the All-in Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans.

“Disclosure Schedule” means Exhibit A attached hereto.

“Eligible Equipment” shall mean, to the extent reasonably acceptable to Lenders, Equipment consisting of computer equipment, office equipment, lab equipment, test equipment and furnishings delivered to Borrower by the manufacturer or vendor not more than ninety (90) days prior to the Funding Date of the Loan relating to such Equipment (or delivered on or after August 25, 2000, in the case of Equipment financed with the proceeds of the first Loan advanced under this Agreement).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders,

directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equipment” has the meaning given to such term in Section 4.1.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” has the meaning given to such term in Section 8.

“Event of Loss” has the meaning given to that term in Section 6.10.

“Final Payment” means, with respect to each Loan, a payment (in addition to and not in substitution for the regular monthly payments of principal and accrued interest) due on the Maturity Date for such Loan equal to the Loan Amount for such Loan at such time multiplied by the Final Payment Percentage.

“Final Payment Percentage” means the percentage set forth following such terms on the cover page of this Agreement.

“Financed Equipment” has the meaning given to that term in Exhibit A to any Loan Agreement Supplement, as amended or supplemented from time to time.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“GV” means GATX Ventures, Inc.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Interim Payment” means, with respect to each Loan, an amount equal to the initial Loan Amount multiplied by the percentage equal to the product of (i) the quotient derived from dividing the initial Loan Factor with respect to such Loan by 30, and (ii) the number of days from (and including) the Funding Date of such Loan to (but not including) the first Payment Date with respect to such Loan.

“Landlord Agreement” means an agreement substantially in the form of Exhibit E or such other form as Lenders may agree to accept.

“Lenders” shall have the meaning set forth on the cover page hereof.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration, funding, and enforcement of the Loan Documents; and Lenders’ reasonable attorneys’ fees and expenses incurred in amending, modifying, enforcing or defending the Loan Documents, including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought.

“Lien” means any security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to the Property in favor of any Person.

“Loan” means each advance of credit by Lenders to Borrower under this Agreement in accordance with their Commitment Percentage.

“Loan Agreement Supplement”. means a supplement to this Agreement in substantially the form of Exhibit C.

“Loan Amount” means, with respect to each Loan, as of any date, the original principal amount of such Loan less prepayments of such Loan paid pursuant to Section 6.10.

“Loan Documents” means, collectively, this Agreement, each Loan Agreement Supplement, the Warrants, the Landlord Agreement, any Service Provider’s Consent and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Factor” means, with respect to each Loan, the amount set forth as a percentage in the Loan Terms Schedule with respect to such Loan, which fully amortizes the Loan over the Repayment Period applicable to such Loan in equal periodic installments at the Basic Rate.

“Loan Margin” means the number of basis points set forth following such terms on the cover page of this Agreement.

“Loan Terms Schedule” means, with respect to each Loan, Annex B to the Loan Agreement Supplement prepared by Lenders in connection with such Loan.

“Maturity Date” means, with respect to each Loan, the last day of the Repayment Period for such Loan, or if earlier, the date of acceleration of such Loan by Lenders following an Event of Default.

“Merger Event” shall have the meaning given to such term in Section 7.6.

“Minimum Funding Amount” means $100,000.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lenders or Agent of any kind and description (whether pursuant to or evidenced by the Loan Documents, or by any other agreement among Agent, Lenders and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal, interest and Final Payment due with respect to the Loans, and further including all Lenders’ Expenses and Agent’s Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Other Equipment” means, to the extent reasonably acceptable to Lenders, tenant improvements and buildout costs, software, software licenses, tooling, equipment specially manufactured for Borrower, and freight, installation and sales taxes relating to Eligible Equipment and other soft costs.

“Payment Date” has the meaning given to that term in Section 2.2(a).

“Permitted Liens” shall mean (a) the Lien created by this Agreement, (b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any item of Equipment financed with a Loan and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower) and (c) mechanics’, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Repayment Period” means the period beginning on the first Payment Date and continuing for the Repayment Period set forth following such term on the cover page of this Agreement.

“Scheduled Payments” has the meaning given to such term in Section 2.2(a).

“Service Provider’s Consent” means an agreement substantially in the form of Exhibit F or such other form as Lenders may agree to accept.

“Stated Cost” means (i) with respect to Eligible Equipment, the original cost to Borrower of the item of Eligible Equipment excluding any and all freight, installation, taxes and other soft costs, and (ii) with respect to Other Equipment, the original cost to Borrower of the item of Other Equipment including any and all freight, installation expenses and other soft costs; provided, however, if an item of Eligible Equipment (other than Eligible Equipment financed with the proceeds of the first Loan advanced under this Agreement) or Other Equipment was purchased by Borrower more than 90 days prior to the Funding Date and Lenders agree to fund such item, the Stated Cost of such item shall be equal to Lenders’ appraised value.

“Stipulated Loan Value” means, with respect to each Loan, the Stipulated Loan Value Percentage set forth with respect to such Loan in the Loan Terms Schedule for such Loan, determined as of the Payment Date on which payment of such amount is to be made, or if such date is not a Payment Date, on the Payment Date immediately succeeding such date, multiplied by the Loan Amount.

“Stipulated Loan Value Percentage” means, with respect to each Loan, the percentage set forth with respect to such Loan in the Loan Terms Schedule for such Loan, determined as of the Payment Date on which payment of such amount is to be made, or if such date is not a Payment Date, on the Payment Date immediately succeeding such date and shall be equal at any point in time to the present value of the remaining Scheduled Payments and the Final Payment discounted at six percent per annum, expressed as a percentage of the Loan Amount.

“Subsidiary” means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“TTFC” means Transamerica Commercial Finance Corporation.

“Term” means the period from and after the date hereof until the payment in full of all amounts and liabilities payable under this Agreement and the other Loan Documents, including principal and interest on the Loans and the Final Payment with respect to each Loan.

“Treasury Note Maturity” means the periods of months set forth following such terms on the cover page of this Agreement.

“Warrants” means separate warrants in favor of each of the Lenders to purchase securities of Borrower substantially in the form of Exhibit B.

1.2 Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits, “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with generally accepted accounting principles as in effect in the United States of America from time to time.

2. Loans; Repayment.

2.1 Commitment.

(a) The Credit Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lenders agree to lend to Borrower, severally and not jointly, from time to time prior to the Commitment Termination Date, the Loans according to each Lender’s pro rata share of the Credit Amount (based upon the respective Commitment of each Lender) of an amount equal to (i) one hundred percent (100%) of the Stated Cost of Eligible Equipment, and (ii) one hundred percent (100%) of the Stated Cost of Other Equipment; provided that the aggregate principal amount of the Loans shall not exceed the Credit Amount at such time; provided further that the aggregate original principal amount of all Loans relating to the financing of Other Equipment shall not at any time exceed twenty percent (20%) of the aggregate original principal amount of all Loans. Notwithstanding the foregoing, in the event that the Credit Amount exceeds the aggregate principal amount of Loans advanced as of July 31, 2001, then, subject to the terms and conditions of this Agreement, the Commitment Termination Date shall be extended to September 30, 2001 with respect to such remaining availability under the Credit Amount, provided, that if such remaining availability exceeds one million dollars ($1,000,000), then the aggregate Credit Amount shall be decreased to one million dollars ($1,000,000) for the period from August 1, 2001 to September 30, 2001. Loans may not be prepaid except in accordance with Section 2.5.

(b) Promissory Note. Each Loan Terms Schedule shall be considered a promissory note evidencing the amounts due hereunder for all purposes.

(c) Use of Proceeds. The proceeds of the Loans shall be used solely for the purchase of Eligible Equipment or Other Equipment or reimbursement to Borrower of the Stated Cost of Eligible Equipment or Other Equipment.

2.2 Scheduled Payments; Payment of Interest; Final Payment; Loan Fee.

(a) Scheduled Payments. Borrower shall make payments of principal and accrued interest in advance for each Loan (collectively, “Scheduled Payments”) as set forth in the Loan Terms Schedule, commencing on the date set forth on the Loan Term Schedule applicable to such Loan and continuing thereafter during the Repayment Period on the first Business Day of each calendar month (each a “Payment Date”), in an amount equal to the Loan Factor multiplied by the Loan Amount for such Loan as of such Payment Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the last Payment Date with respect to such Loan.

(b) Interim Payment. Unless the Funding Date for a Loan is a Payment Date, Borrower shall pay the Interim Payment payable with respect to such Loan on the Funding Date, as specified in the Loan Term Schedule applicable to such Loan.

(c) Final Payment. Unless a Loan is prepaid in full in accordance with the terms of this Agreement, on the Maturity Date with respect to such Loan, Borrower shall pay, in addition to any unpaid Scheduled Payments, accrued and unpaid interest and all other amounts due on such date with respect to such Loan, an amount equal to the Final Payment with respect to such Loan.

(d) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the All-in Rate. All computations of interest on Loans shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(e) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each Lender’s obligation to lend the undisbursed portion of the such Lender’s Commitment to Borrower hereunder shall terminate on the earlier of (i) at the Lenders’ sole election, the occurrence and continuance of any Default or Event of Default hereunder, and (ii) the Commitment Termination Date. Notwithstanding the foregoing, each Lender’s obligation to lend the undisbursed portion of such Lender’s Commitment to Borrower shall terminate if, in Lenders’ sole judgment made in good faith, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lenders on the date of this Agreement.

2.3 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Agent or Lenders in lawful money of the United States at the address for payments and in the manner specified in Section 11.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. If either (i) any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments, the Final Payment payable with respect to any Loan, accrued and unpaid interest and any fees or other amounts) remain unpaid after such amounts are due, or (ii) an Event of Default has occurred and is continuing, Borrower shall pay interest on the aggregate, outstanding balance hereunder from the date due or from the date of the Event of Default, as applicable, until such past due amounts are paid in full or until all Events of Default are cured, as applicable, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of twelve 30-day months.

2.4 Procedure for Making Loans.

(a) Notice. Whenever Borrower desires that Lenders make a Loan, Borrower shall be responsible for providing Agent with a list of equipment proposed to be financed with such Loan together with such additional information with respect to the Loan and the Eligible Equipment and the Other Equipment as Agent shall reasonably request. Following the receipt by Agent of such information in form and substance reasonably satisfactory to it, Agent shall notify Borrower that the conditions set forth in Sections 3.2(b) and 3.2(c) have been met and Borrower may then notify Agent in writing (or by telephone with prompt confirmation in writing) of the date on which it desires Lenders to make such Loan. Such notice shall (i) be made at least five (5) Business Days in advance of the desired Funding Date, (ii) be irrevocable and (iii) request that Agent prepare a Loan Terms Schedule for such Loan. Borrower’s execution and delivery to Agent of the Loan Agreement Supplement with the attached Loan Terms Schedule shall be Borrower’s agreement to the terms and calculations thereunder. Within two (2) Business Days following receipt of such notice, Agent shall notify each Lender by telephone or facsimile of the principal amount (including such Lender’s Commitment Percentage thereof) and Funding Date of the Loan being requested by Borrower. Borrower’s request for a Loan shall be deemed to be a representation and warranty by Borrower that no Default or Event of Default has occurred and is continuing, and that the representations and warranties set forth in Section 5 are true and correct as of the time of such notice as if made at such time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Funding Date specified in the Loan Terms Schedule, each Lender shall transfer an amount equal to its Commitment Percentage multiplied by the amount of the Loan to the account specified in Section 2.4(c) in immediately available funds. Each Lender’s obligation to make its Commitment Percentage of the Loan shall be expressly subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2.

(b) Loan Factor and Stipulated Loan Value Calculation. Prior to each Funding Date, Agent, on behalf of Lenders, shall establish the Basic Rate, the Loan Factor, the All-in Rate and the Stipulated Loan Value Percentage with respect to such Loan, which shall be set forth in the Loan Agreement Supplement to be executed by Borrower with respect to each Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Each Lender shall disburse its pro rata portion of such Loan by wire transfer to Borrower unless otherwise directed in writing by Borrower. Notwithstanding anything stated herein to the contrary, no Lender shall have any obligation to advance funds on behalf of the other Lender.

2.5 Prepayments.

(a) Prepayment Upon an Event of Loss. If any Financed Equipment is subject to an Event of Loss and Borrower is required to or elects to prepay the Loan with respect to such Financed Equipment, then such Loan shall be prepaid to the extent and in the manner provided in Section 6.10.

(b) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default or otherwise (other than following an Event of Loss), then Borrower shall immediately pay to Lenders (i) all accrued and unpaid Scheduled Payments with respect to each Loan due prior to the date of prepayment, (ii) any accrued and unpaid interest, (iii) the Stipulated Loan Value with respect to each Loan, and (iv) all other sums, if any, that shall have become due and payable hereunder.

(c) Optional Prepayment. Upon ten (10) Business Days’ prior written notice to Lender, Borrower may, at its option, prepay all, and not less than all, of the Loans in full by paying to Lenders an amount equal to (i) all accrued and unpaid Scheduled Payments with respect to each Loan due on or prior to the date of prepayment; (ii) the sum of all remaining unpaid Scheduled Payments discounted to present value to the date of prepayment at six percent (6%) per annum; (iii) the sum of all Final Payments discounted to present value to the date of prepayment at six percent (6%) per annum; and (v) all other sums, if any, that shall have become due and payable hereunder. If an Event of Default occurs and is continuing, and the Lender exercises its right under Section 9.1 to accelerate the Loans or the Loans are automatically accelerated, Borrower expressly agrees that the amount then due and payable shall be equal to (i) all accrued and unpaid Scheduled Payments on each Loan due on or prior to the date of acceleration; (ii) the Stipulated Loan Value of each Loan, and (iii) all other sums, if any, that shall have become due and payable hereunder as of the date of such acceleration. Except as set forth in this Section 2.5, the Loans may not be prepaid.

(d) Optional Prepayment in connection with a Merger or Acquisition. In the event that Borrower requests the Lenders consent to a Merger Event that would otherwise be prohibitted under Section 7.6 and if Lenders do not consent to such Merger Event, then Borrower may prepay all outstanding Loans under this Agreement without penalty or premium (prepayment of the Loan shall be satisfied by receipt of the Lenders of all outstanding principal amounts, all unpaid but accrued interest and all other sums, if any, that shall have become due and payable hereunder as of the date of such prepayment).

2.6 Minimum Funding Amount; Maximum Number of Fundings. Except with the prior consent of Lenders, in Lenders’ sole discretion, (i) there shall not be more than one funding of a Loan in any one calendar month; and (ii) the aggregate amount of the requested Loans shall not be less than the Minimum Funding Amount, provided that if the available Commitment Amount is less than the Minimum Funding Amount, then the aggregate amount of such requested Loans shall not be less than the available Commitment Amount.

2.7 Commitment Fee; Facility Fee.

(a) Good Faith Deposit. Borrower has paid a good faith deposit in the amount of Forty Thousand Dollars ($40,000) (the “Good Faith Deposit”). Any portion of the Good Faith Deposit not utilized to pay Agent’s expenses (such expenses shall not exceed $10,000 without the consent of the Borrower) in connection with Agent’s due diligence and the negotiation, documentation and funding of the Loans will be divided between the Lenders and applied by each Lender to the final principal payment with respect to the Loans. If the Loans are not made, any remaining balance of the Commitment Fee shall be retained by Lenders in proportion to their Commitments.

3. Conditions of Loans.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, the Lenders shall have received, in form and substance reasonably satisfactory to Lenders, all of the following:

(a) This Agreement duly executed by Borrower and each of the Lenders.

(b) The separate Warrants to be issued to each Lender, each duly executed by Borrower.

(c) [intentionally omitted]

(d) A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the articles of incorporation and bylaws of Borrower certified by Borrower as being in full force and effect on the Closing Date, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(e) A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, together with certificates of the applicable governmental authorities stating that Borrower is in compliance with the franchise tax laws of each such state, each dated as of a recent date.

(f) Evidence of the insurance coverage required by Section 6.9 of this Agreement.

(g) All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(h) A legal opinion of Borrower’s counsel covering the matters set forth in Exhibit D hereto.

(i) Such other documents, and completion of such other matters, as Lenders may deem reasonably necessary or appropriate.

3.2 Conditions Precedent to all Loans. The obligation of Lenders to make each Loan, including the initial Loan, is further subject to the following conditions:

(a) No Default or Event of Default shall have occurred and be continuing.

(b) Borrower shall have provided to Agent, with respect to the Eligible Equipment which is requested to be financed with the proceeds of the Loan to be made on such Funding Date, such invoices, purchase orders, bills of sale, serial numbers, agreements, canceled checks or bank statements, and other documents as Lenders shall reasonably request to evidence the ownership by Borrower, of, the payment in full of the purchase price of such Eligible Equipment, each in form and substance reasonably satisfactory to Lenders

(c) Borrower shall have provided to Agent, with respect to the Other Equipment which is requested to be financed with the proceeds of the Loan to be made on such Funding Date, such invoices, purchase orders, bills of sale, agreements, canceled checks or bank statements, and other documents as Lenders shall reasonably request to evidence the ownership by Borrower of, the payment in full of the purchase price of such Other Equipment, each in form and substance reasonably satisfactory to Lenders.

(d) Borrower shall have provided Agent with the location of each item of Financed Equipment and a Landlord Agreement for each such location (unless Borrower is the fee owner thereof) or a Service Provider’s Consent if Financed Equipment is located at a third party service provider, as appropriate, which has been duly executed by each of the parties thereto.

(e) Borrower, Agent and Lenders shall have executed a Loan Agreement Supplement, including a Loan Terms Schedule and a list of Financed Equipment with respect to the proposed Loan.

(f) Agent shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Agent shall reasonably request to evidence the perfection and priority of the security interests granted to Agent, on behalf of and for the benefit of Lenders, pursuant to Section 4.

(g) Borrower shall have delivered to Agent, on behalf of Lenders, a release, or estoppel letter, as appropriate, from any Person having an existing Lien superior to the Lien of Lenders on any item of Eligible Equipment or Other Equipment which is requested to be financed.

(h) Such other documents, and completion of such other matters, as Agent may deem reasonably necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Agent each item required to be delivered to Agent and/or Lenders as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of such Loan prior to the receipt by Agent or Lenders of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to Lenders, a valid, first priority, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all of the following:

All right, title, interest, claims and demands of Borrower in and to each and every item of equipment, fixtures or personal property, whether now owned or hereafter acquired, together with all substitutions, renewals or replacements of and additions, improvements, accessions, replacement parts and accumulations to any and all of such equipment, fixtures or personal property (collectively, the “Equipment”), together with all proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments, and all proceeds from sales, renewals, releases or other dispositions thereof, which is financed with or is designated by Borrower as collateral for the Obligations on and after the date of this Agreement by designating such equipment, fixtures and personal property on a UCC financing statement listing Borrower as “debtor” and Lenders or Agent as “secured party.”

4.2 After-Acquired Property. All Financed Equipment which is financed through Loans and any and all other Property generally described or referred to as Collateral or Financed Equipment which is hereafter acquired by Borrower shall ipso facto, and without any further conveyance, assignment or act on the part of Borrower or Lenders, become and be subject to the security interest herein granted as fully and completely as though specifically described herein. The list of Financed Equipment shall be amended and supplemented on each Funding Date by a Loan Agreement Supplement to incorporate all Financed Equipment financed with the Loan advanced on such Funding Date; provided, however, the failure to so amend and supplement the list of Financed Equipment shall not affect the grant by Borrower to Lender of the security interest in such Financed Equipment pursuant to this Section 4. This Agreement and the other documents in connection herewith may be otherwise supplemented and amended from time to time, as required by Lenders, to reflect additional Collateral to be subject to the security interest granted pursuant to this Section 4.

4.3 Duration of Security Interest. Lenders’ security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations, whereupon such security interest shall terminate; provided, however, if any item of Financed Equipment is subject to an Event of Loss, then following the prepayment of the Loan with respect to such item pursuant to Section 2.5, Lenders shall release their security interest in such item of Financed Equipment. Lenders shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to effect the release contemplated by this Section 4.3, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or such other location indicated on the applicable Loan Terms Schedule that is approved by Agent. For purposes of this Section 4.4, South San Francisco, California, shall be deemed to be an approved location for purposes of this Agreement. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lenders for perfection of its security interest therein) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided, however, that the possession enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5 Markings on the Collateral. At Agent’s request at any time during the Term of the Loan (including any extension thereof), Borrower shall place in a conspicuous location on each item of Financed Equipment a plaque or other marking to be supplied by Lenders which reads substantially as follows:

GATX VENTURES, INC. and TRANSAMERICA COMMERCIAL FINANCE CORPORATION, Lienholders.

Such plaque or other marking shall not be removed (or if removed or damaged such plaque or other marking shall be replaced) until the security interest in favor of Lenders in such item of Collateral is terminated pursuant to this Agreement.

4.6 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lenders, at the request of Lenders, all financing statements and other documents that Lenders may reasonably request, in form satisfactory to Lenders, to perfect and continue Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.7 Right to Inspect. Each Lender (through any of its officers, employees, or agents) shall have the right, upon twenty-four (24) hours prior notice, from time to time during Borrower’s usual business hours and in a manner which will not unreasonably interfere with Borrower’s business, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower. Borrower has no Subsidiaries.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation and the by-laws, or other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens.

5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than Renovis Neurosciences, Inc. and that specified on the signature page hereof. The chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof, or as set forth in a Loan Agreement Supplement which is approved by Agent.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings. Borrower will promptly notify Lenders in writing if any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Thousand Dollars ($200,000) or more.

5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to each Lender present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lenders pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower.

5.10 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since November 30, 2000.

5.11 Full Disclosure. No representation or, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), or certificate or any other written statement furnished to Lenders or either of them, in conjunction with the closing or the funding of any Loan, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, which untrue statement or omission has not been corrected, in writting, prior to Lenders or either of them being materially adversely affected thereby. There is no fact known to Borrower and not disclosed in writing to Agent which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement. It is recognized by Lenders that projections and forecasts provided by or on behalf of the Borrower, although reflecting the Borrower’s good faith projections or forecasts based on methods and data which the Borrower believes to be reasonable and accurate, are not to be viewed as facts and that actual results during the periods covered by any such projections and forecasts may (and are likely to) differ from the projected or forecasted results.

6. Affirmative Covenants. Borrower covenants and agrees that, until the full and complete payment of the Obligations and the termination of the Commitments, Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to each Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by a Responsible Officer; (b) as soon as possible, but in any event within thirty (30) days after the end of each calendar quarter, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by a Responsible Officer; (c) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with generally accepted accounting principles, consistently applied, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lenders; and (d) such other financial information as Lender may reasonably request from time to time, including, without limitation, annual budgets approved by the Borrower’s board of directors and any interim revisions or modifications approved by the Borrower’s board of directors. Notwithstanding the foregoing, Borrower shall not be required to deliver any of the documents referenced in Section 6.3(a) during any month after the Commitment Termination Date, as extended herein or by Lenders in their sole discretion. From and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (x) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (y) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the financial statements of Borrower filed with such Form 10-Q. In addition, Borrower shall deliver to each Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower; and (iii) such other financial information as Lenders may reasonably request from time to time.

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, there shall be delivered to each Lender, a certificate signed by a Responsible Officer (each, an “Officer’s Certificate”) with respect to such financial reports to the effect that: (i) no Event of Default or Default has occurred and is continuing hereunder since the date of this Agreement or, if later, since the date of the prior Officer’s Certificate or, if such an event or condition has occurred and is continuing, the nature and extent thereof and the action Borrower proposes to take with respect thereto, and (ii) Borrower is in compliance with the provisions of Sections 6 and 7.

6.5 Notice of Event of Loss. As soon as possible, and in any event within ten (10) days after Borrower has knowledge thereof, Borrower shall notify Lenders in writing in reasonable detail of any Event of Loss.

6.6 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default provide Lenders, with an Officer’s Certificate of Borrower setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect, thereto.

6.7 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any properties belonging to it, including the Financed Equipment, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent and Lenders indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or is adequately reserved against by Borrower.

6.8 Use; Maintenance.

(a) Borrower, at its expense, shall make all necessary site preparations and cause the Collateral to be operated in accordance with any applicable manufacturer’s manuals or instructions. So long as no Event of Default has occurred and is continuing, Borrower shall have the right to quietly possess and use the Collateral as provided herein without interference by Agent or Lenders.

(b) Borrower, at its expense, shall maintain the Collateral in good condition, reasonable wear and tear excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral which does not constitute an Event of Loss, regardless of the cause. If maintenance is mandated by manufacturer with respect to the Equipment, Borrower shall maintain such Equipment in accordance with manufacturer’s specifications and in a manner which will not impair or compromise any applicable warranties associated with such Equipment. All parts furnished in connection with such maintenance or repair shall immediately become part of the Collateral. All such maintenance, repair and replacement services shall be immediately paid for and discharged by Borrower with the result that no Lien will attach to the Collateral.

6.9 Insurance. Borrower shall, obtain and maintain for the Term, at its own expense:

(a) “All risk” insurance against loss or damage to the Collateral. The coverage limit shall be the greater of the replacement cost of the Equipment or the Stipulated Loan Value of the Loan Amount applicable to each Loan. The deductible shall not exceed $25,000. The policy shall name each Lender, as loss payee as its interests may appear with respect to the Equipment, shall not be invalidated by any action of or breach of warranty by Borrower of any provision thereof and waive subrogation against each Lender.

(b) Commercial general liability insurance (including contractual liability, products liability and completed operations coverages) reasonably satisfactory to Lenders. The limit of liability shall be at least $5,000,000 per occurrence. The policy shall be without deductible, except for products liability coverage which may have a deductible up to $25,000. The policy(ies) shall name each Lender, as additional insured in the full amount of Borrower’s liability coverage limits (or the coverage limits of any successor to Borrower or such successor’s parent which is providing coverage), be primary and without contribution as respects any insurance carried by Lenders, and contain cross liability and severability of interest clauses.

All policies of insurance shall be placed with financially sound, commercial insurers reasonably satisfactory to Agent and Lenders. All policies of insurance shall provide that each Lender, shall be given 30 days notice of cancellation of coverage. This notice provision shall be without qualification. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to each Lender, certificates of insurance or other evidence satisfactory to such Lender that insurance complying with all of the above requirements is in effect.

6.10 Loss; Damage; Destruction and Seizure.

(a) Borrower shall bear the risk of the Financed Equipment being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason whatsoever at any time until the expiration or termination of the Term.

(b) Subject to the terms and conditions of Section 6.10(c), if during the Term any item of Financed Equipment is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason whatsoever for a period equal to at least the remainder of the Term (an “Event of Loss”), then in each case Agent, on behalf of Lenders, shall receive from the proceeds of insurance maintained pursuant to Section 6.9, from any award paid by the seizing governmental authority or, to the extent not received from the proceeds of insurance or award or both, from Borrower, on or before the Payment Date next succeeding such Event of Loss, an amount equal to the sum of: (i) all accrued and unpaid Scheduled Payments with respect to such Loan due prior to the next such Payment Date, (ii) an amount equal to the Stipulated Loan Value Percentage with respect to such Loan multiplied by the Stated Cost of each affected item of Financed Equipment, and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to such Loan, including interest at the Default Rate with respect to any past due amounts. On the date of receipt by Agent, on behalf of Lenders, of the amount specified above with respect to each such item of Financed Equipment subject to an Event of Loss, this Agreement shall terminate as to such Financed Equipment. Except as provided in Section 6.10(c), any proceeds of insurance maintained by Borrower pursuant to Section 6.9 and received by Borrower shall be paid to Agent, on behalf of Lenders, promptly upon their receipt by Borrower. If any proceeds of insurance or awards received from governmental authorities are in excess of the amount owed under this Section 6.10, Agent shall promptly remit to Borrower the amount in excess of the amount owed to Lenders.

(c) So long as no Event of Default has occurred and is continuing, any proceeds of insurance maintained pursuant to Section 6.9 received by Lenders or Borrower with respect to an item of Financed Equipment, shall, at the election of Borrower, be applied either to the repair or replacement of such Financed Equipment or, upon Agent’s receipt, on behalf of Lenders, of evidence of the repair or replacement of the Financed Equipment reasonably satisfactory to Lenders, to the reimbursement of Borrower for the cost of such repair or replacement. All replacement parts and equipment acquired by Borrower in replacement of Financed Equipment pursuant to this Section 6.10(c) shall immediately become part of the

Financed Equipment upon acquisition by Borrower. Borrower shall take such actions and provide such documentation as may be reasonably requested by Agent, on behalf of Lenders, to protect and preserve their first priority security interest and otherwise to avoid any impairment of Agent’s and Lenders’ rights under the Loan Documents in connection with such repair or replacement.

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lenders to effect the purposes of this Agreement.

6.12 [Reserved.]

6.13 Equity Investment. Borrower shall permit GV, at GV’s option, to purchase in Borrower’s next round of equity financing up to $400,000 of the securities sold in such financing at the same price and on the same terms as paid and received by the lead investor of the equity financing and subject to all the other conditions of such financing including execution by GV of the applicable stock purchase agreement. Borrower shall permit TTFC, at TTFC’s option, to purchase in Borrower’s next round of equity financing up to $400,000 of the securities sold in such financing at the same price and on the same terms as paid and received by the lead investor of the equity financing and subject to all the other conditions of such financing including execution by TTFC of the applicable stock purchase agreement. Borrower agrees that it shall notify each Lender promptly upon the execution by Borrower of a term sheet or letter of intent setting forth the terms and conditions of such financing and in any event provide the Lenders at least fifteen (15) days prior notice of the date of closing of such financing. This right of purchase may be assigned by a Lender to its Affiliates, and if one Lender does not elect to purchase the full amount of equity it is entitled to purchase under this Section, the other Lender may elect to purchase such amount.

7. Negative Covenants. Borrower covenants and agrees that until the full and complete payment of the Obligations and termination of the Commitments, Borrower will not do any of the following:

7.1 Chief Executive Office; Collateral Location. During the continuance of this Agreement, change its name, chief executive office, principal place of business or change any location of any Collateral as set forth in a Loan Agreement Supplement without (i) thirty (30) days prior written notice to Lenders, (ii) delivery to Lenders of a Landlord Agreement from the landlord of such new location and (iii) any other documents reasonably necessary to maintain the perfection and priority of Lenders’ security interest in the Collateral.

7.2 Collateral Control. Subject to its rights under Section 4, (i) terminate, waive or release any material right with respect to any Collateral, (ii) except upon thirty days’ prior written notice to Lenders, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or such other address agreed to in writing by Lenders, or (iii) affix or attach or permit to be affixed or attached to any item of Collateral any other item of property owned by Borrower or any other lender, lessor or financing party which is not readily identifiable or separable without any damage to such item of Collateral, without each Lender’s prior written consent.

7.3 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any Collateral, whether now owned or hereafter acquired, except Permitted Liens.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person except for Financed Equipment in which Lenders shall have released their security interest pursuant to Section 4.3.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases in an aggregate amount not to exceed $100,000); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, that Borrower may pay dividends payable solely in common stock.

7.6 Mergers or Acquisitions. Merge or consolidate with or into any other Person, acquire all or substantially all of the capital stock or assets of another Person, sell all or substantially all of the assets of the Borrower to another Person (each a “Merger Event”), or cause, permit or suffer any material change in Borrower’s ownership (other than (i) the sale and issuance by the Borrower of its capital stock to venture capital investors or other strategic investors, provided that Borrower receives consideration consisting of either cash or other consideration, in each case, having a fair market value equal to the fair market value of such capital stock, (ii) as otherwise permitted pursuant to Section 7.5 hereof, (iii) the sale or transfer by a stockholder of the Borrower to an affiliate of such existing investor or the sale or transfer by a stockholder of up to ten percent (10%) of the outstanding capital stock of the Borrower, as of the date of such sale or transfer, to any third party, (iv) the sale and issuance by Borrower of its capital stock on or after the Borrower’s initial public offering of its common stock effected pursuant to a Registration Statement on Form S-I (or its successor) filed under the Securities Act of 1933, as amended (an “IPO”) or (v) the sale or transfer by a stockholder of capital stock of the Borrower to a third party occuring after the IPO) without the prior written consent of Lenders; or engage in any business other than the business currently engaged in by Borrower or reasonably related thereto. For purposes of this Section 7.6, the term “fair market value” shall mean the publicly traded share price of the Borrower’s Common Stock if there is a public market for the Borrower’s Common Stock or if there is no public market for the Borrower’s Common Stock, then “fair market value” shall be determined by the Company’s Board of Directors in their good faith judgment.

7.7 Transactions With Affiliates. Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower.

7.8 Indebtedness Payments. Repay any notes to officers, directors or shareholders, prior to all Obligations to Lenders being fully satisfied, provided that this Section 7.8 shall not prohibit any holder of a convertible note from converting such convertible note into capital stock of the Borrower or from repaying any such note from the net proceeds of the sale and issuance of capital stock of the Borrower.

8. Events of Default. Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or any Final Payment on the relevant Maturity Date that is not paid within three (3) Business Days of when due, or (ii) any other portion of the Obligations within five (5) Business Days after receipt of written notice from a Lender that such payment is due.

8.2 If Borrower fails to perform any obligation under Sections 6.9 and 6.10 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.12), in any of the other Loan Documents and Borrower has failed to cure such default within fifteen (15) days of Borrower receiving notice of, or of having actual knowledge of, the occurrence of such default and such default is curable within a fifteen (15) day period, then Borrower shall have an additional fifteen (15) days to cure such default.

8.4 If there occurs a material adverse change in Borrower’s business, or if there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Lenders or a material impairment of the value or priority of Lenders’ security interest in the Collateral.

8.5 If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower.

8.6 Defaults shall exist under any agreements with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness of Borrower in an aggregate amount in excess of Two Hundred Thousand Dollars ($200,000) or a default shall exist under any financing agreement (other than this Agreement) with a Lender or any of a Lender’s Affiliates.

8.7 If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days.

8.8 Any representation or warranty made herein or on the Funding Date by Borrower in any Operative Document, or any certificate or financial statement furnished pursuant to the provisions of any Operative Document, shall prove to have been false or misleading in any material respect as of the time made or furnished.

8.9 If Borrower shall breach any material term of the Warrants which have not been cured within any applicable grace periods.

8.10 If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.11 If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.12 If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

9. Agent’s and Lenders’ Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of any Default or Event of Default, neither Agent nor Lenders shall have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence and during the continuance of an Event of Default, Lenders or Agent on behalf of Lenders, shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, either Lender may, at the election of such Lender, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) all accrued and unpaid Scheduled Payments with respect to each Loan, (ii) the Stipulated Loan Value with respect to each Loan, and (iii) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.11 or 8.12 all Obligations shall become immediately due and payable without any action by Lenders);

(b) Make such payments and do such acts as Agent or Lenders consider necessary or reasonable to protect Agent’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Agent, on behalf of Lenders, so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lenders’ determination appears to be prior or superior to their security interest in and to the Collateral and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent, on behalf of Lenders, a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Agent’s or Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(c) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

(d) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lenders determine are commercially reasonable;

(e) Agent or any Lender may credit bid and purchase at any public sale; and

(f) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. During the occurrence and continuance of an Event of Default arising out of Borrower’s failure to comply with Section 8.1, Agent or Lenders may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower.

9.3 Effect of Sale. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint each Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Uniform Commercial Code or federal law, as may be necessary to perfect, or to continue the perfection of Lenders’ security interests in the Collateral. Borrower does hereby irrevocably appoint each Lender (which appointment is coupled with an interest) on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if such Lender were a Borrower itself, (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into such Lenders’ possession or under such Lenders’ control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in such Lenders’ discretion to file any claim or take any other action or proceedings, either in their own names or in the name of Borrower or otherwise, which such Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lenders, in and to the Collateral, or (e) to otherwise act with respect thereto as though such Lender, were the outright owner of the Collateral.

9.5 Agent’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.9 of this Agreement, and take any action with respect to such policies as Agent deems prudent. Any amounts paid or deposited by Agent shall constitute Agent’s Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver by Agent or any Lender of any Event of Default under this Agreement.

9.6 Remedies Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or any Lender shall constitute a waiver, election, or acquiescence by it or either of them.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Agent, on behalf of Lenders, at the time of or received by Agent, on behalf of Lenders, after, the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Agent or any Lender, including without limitation, Agent’s Expenses and Lenders’ Expenses;

(b) Second, to the payment to Lenders of the amount then owing or unpaid on the Loans for Scheduled Payments, any accrued and unpaid interest, the Stipulated Loan Value of the applicable Loan Amount, and all other Obligations with respect to all Loans, provided, however, that if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to unpaid principal thereof, then to the Stipulated Loan Value of the Loan Amount with respect to all Loans, and then to the payment of other amounts then payable to Lenders under any of the Loan Documents; and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Agent or Lenders shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Except as otherwise provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent on which Borrower may in any way be liable.

10.2 Agent’s Liability for Collateral. So long as Agent complies with its obligations, if any, under the Code, Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Lenders and Agent for all liabilities, obligations and out-of-pocket expenses, including reasonable fees and expenses of counsel for Lenders or Agent, from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Lenders and Agent, each of Lenders’ and Agent’s partners, and each of their respective successors, assigns (other than successors and assigns of interests in Collateral where such interests are transferred to such successors and assigns through a foreclosure sale of the Collateral pursuant to Lenders’ rights under Section 9.1 hereof), agents, attorneys, officers, directors, shareholders, servants, agents and employees harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such indemnified party in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document during the Term. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises of Borrower, including any Claims asserted or arising under any Environmental Law, or (iv) any Claim for negligence or strict or absolute liability in tort; provided, however, that Borrower shall not indemnify Lenders or Agent for any liability incurred by Lenders or Agent as a direct and sole result of Lenders’ or Agent’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lenders’ or Agent’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Lenders or Agent, each of its partners, and each of their respective, agents, employees, directors, officers, shareholders, successors and assigns against any indemnified Claim described in this Section 10.3. Borrower shall not settle or compromise any Claim against or involving Lenders or Agent without first obtaining Lenders’ or Agent’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waivers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDERS OR AGENT UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8 of this Agreement. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices.

(a) Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by facsimile (provided that Lenders shall use their best efforts to follow up such facsimile with a telephone notification, provided further, that the failure to provide such telephone notification shall not be deemed to be a waiver of any notice sent via facsimile), or by overnight courier to Borrower or to Lenders, as the case may be, at their respective addresses set forth below:

If to Borrower:	Renovis, Inc. 747 Fifty-Second Street Oakland, CA 94609 Attention: Dr. Lynne Zydowsky Fax: 510-601-5201 PH: 510-601-5011

If to GV:	GATX Ventures, Inc. 3687 Mount Diablo Blvd., Suite 200 Lafayette, CA 94549 Attention: Contract Administration Fax: (925) 258-6020 PH: (925) 258-6000

With a copy to:

GATX Ventures, Inc. 16 Munson Road Farmington, CT 06032 Attention: Contract Administration Fax: (860) 284-4350 PH: (860) 284-4350

If to TTFC:	Transamerica Commercial Finance Corporation 76 Batterson Park Road Farmington, CT 06032 Attention: Legal Department Fax: (860) 677-6766 PH: (860) 677-6466

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

(b) Payments. Unless a Lender specifies otherwise in writing, all payments shall be made by wire transfer to:

All payments to GATX shall be made to:

c/o GATX Capital Corporation
Bank Name:	Bank of America
Bank Address:	Dallas, Texas 75202-2911
Account No.:	3750878673
ABA Routing No.:	111000012
Reference:	Renovis, Inc.

All payments to TTFC shall be made to:

Transamerica Commercial Finance Corporation
Bank Name:	The First National Bank of Chicago
Bank Address:	One First National Plaza Chicago, Illinois 60670
Account No.:	55-75427
ABA Routing No.:	071-000-013
Reference:	Renovis, Inc.
Customer No.
Account Name:	Transamerica Commercial Finance Corporation

12. General Provisions.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without each Lender’s prior written consent, which consent may be granted or withheld in Lenders’ sole discretion. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation’s in all or any part of, or any interest in such Lender’s rights and benefits hereunder, except that each Lender may not assign its interests to a direct competitor of Borrower. Notwithstanding the foregoing, banks, finance companies, insurance companies, financial entities and after the occurence and during the continuance of an Event of Default, any Person, shall not be deemed to be a “direct competitor” for purposes of this Section 12.1. Agent shall have the right to resign as Agent hereunder without Borrower’s consent and pursuant to the terms of a separate intercreditor agreement entered into between the Lenders.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be several from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lenders executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or Lenders. Borrower, Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Agent’s or any Lender’s actual intentions.

(b) Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Agent, each of the Lenders and Borrower. Notwithstanding the foregoing, in all cases, any material change of maturity dates, any interest rate reduction, or any release of any Collateral or any guarantor, or any forbearances or waiver of rights under the Loan Documents shall require the written consent of each Lender. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 12.4 shall be binding upon Agent, each Lender and on Borrower and on their respective successors and assigns.

12.5 Reliance by Agent and Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lenders, notwithstanding any investigation by Lenders.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

12.9 Integration. This Agreement and the Loan Documents constitute the entire agreement between the Lenders, on the one hand, and the Borrower, on the other, and supercede any prior written or oral agreements or understandings of the parties. Borrower acknowledges that it is not relying on any representation or agreement made by any Lender or any employee, agent or attorney of any Lender, other than the specific agreements set forth in this Agreement and the Loan Documents.”

13. Relationship of Parties. Borrower, Agent and each Lender acknowledge, understand and agree that the relationship between the Borrower, on the one hand, and Agent and Lenders, on the other, is, and at all time shall remain solely that of a borrower and lenders. Neither Agent nor any Lender shall under any circumstances be construed to be partners or joint venturers of Borrower or any of its Affiliates; nor shall Agent or any Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Neither Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Agent or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or any Lender in connection with such matters is solely for the protection Agent or such Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality.

14.1 Subject to the limitations of Section 14.2 all written information marked as confidential disclosed by Borrower to either Lender shall be deemed to be “Proprietary Information.” In particular, Proprietary Information shall be deemed to include, without limitation, any trade secret, patent application (including drawings and claims), information, prices, technique, invention, idea, process, or formula; any sample, compound, extract, media, vector and/or cell line and any procedures and formulations for producing such sample, compound, extract, media, vector and/or cell line; any data or information relating to any research project, work in process, or future development; and any engineering, manufacturing, marketing, servicing, financing or personnel matter relating to Borrower, its present or future products, sales, suppliers, clients, customers, employees, investors, or business, whether, written, visual, graphic or electronic form.

14.2 The term “Proprietary Information” shall not be deemed to include information that a Lender can demonstrate by competent written proof, ( a) is now, or hereafter becomes, through no act or failure to act on the part of either Lender, generally known or available in the public domain; (b) is known by the Lender at the time of receiving such information from Borrower as evidenced by its records; (c) is hereafter furnished to the Lender by a third party, as a matter of right and without restriction on disclosure; or (d) is the subject of a written permission to disclose provided by Borrower.

14.3 Lenders shall maintain all Proprietary Information disclosed by Borrower in confidence and shall not disclose any such Proprietary Information to any third party (other than Lenders’ partner’s, attorneys, governmental regulators, and auditors, or to a Lenders’ subsidiaries and affiliates, subject to the same confidentiality obligations set forth herein). Without limiting the generality of the immediately preceding sentence, a Lender may use

Proprietary Information required to exercise the Lender’s rights and the enforcement of its remedies and collection under this Agreement or the Warrant. Neither Lender may use the Proprietary Information for any other purpose or in any manner. No rights or licenses to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement. Nothing in this Agreement grants a Lender the right to retain, distribute or commercialize any Proprietary Information. Each Lender agrees that it will not in any way attempt to obtain, either directly or. indirectly, any information regarding the Proprietary Information from any third party (other than (i) the other Lender, or (ii) the Company’s investors, directors, auditors or attorneys) who has been employed by, provided consulting services to, or received in confidence information from, Borrower.

14.4 Proprietary Information shall not be reproduced or replicated in any form except as required to accomplish the intent of this Agreement.

14.5 Each Lender shall advise its employees who might have access to Borrower’ Proprietary Information of the confidential nature thereof and agrees that its employees shall be bound by the terms of this Agreement. Neither Lender shall disclose any Proprietary Information to employees who do not have a need for such information to accomplish the purposes of this Agreement, nor shall a Lender disclose any Proprietary Information to any third party without Borrower’ written consent.

14.6 All Proprietary Information (including all copies thereof) shall remain at all times the property of Borrower, and shall be returned to Borrower, or destroyed by either Lender (and so certified) after the Lender’s need for it has expired, or upon request of Borrower, and in any event, upon termination of this Agreement.

14.7 Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; or (b) is otherwise required by law or regulation; provided, however, that the affected Lender shall first have given reasonable prior notice to Borrower and shall have made a reasonable effort, or permitted Borrower to make a reasonable effort, to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued or for such other legal requirement.

14.8 The covenants contained in this Section 14, including all subparagraphs, shall continue in full force and effect for so long as either Lender continues to receive or possess Proprietary Information. The termination of this Agreement shall not relieve either Lender of the obligations imposed by subparagraphs 14.3, 14.4, 14.5, and 14.10 of this Agreement, and the provisions of subparagraphs 14.3, 14.4, 14.5, and 14.10 shall survive any termination of this Agreement and continue for the later of three (3) years after (i) the date of such termination, or (ii) the exercise of the Warrant.

14.9 Each Lender hereby acknowledges and agrees that in the event of any breach of this Section 14, including all subparagraphs, including, without limitation, the actual or threatened disclosure of Proprietary Information without the prior express written consent of Borrower, Borrower will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Lenders hereby agree that the Borrower may be entitled to specific performance of each Lender’s obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

14.10 The Lenders’ and Borrower’s rights and obligations under this Section 14, including all subparagraphs will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER, AGENT AND LENDERS HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE NORTHERN DISTRICT OF CALIFORNIA. BORROWER, AGENT AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16. Instructions from Lenders. With respect to any instruction, demand, request or other action (each an “Instruction”) taken or requested to be taken by a Lender pursuant to its rights under Section 9 or Section 10.3 of this Agreement, Borrower may rely on such Instruction as if such Instruction was made and authorized by both Lenders. In the event that Borrower receives conflicing Instructions from the Lenders, then Borrower shall have the right to notify each Lender of such conflicting Instructions and shall have the right to disregard such Instructions (if such Instructions require action on the part of Borrower) until such time as the Lenders, collectively, provide a single Instruction in lieu of such conflicting Instructions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

RENOVIS, INC.

By:	/s/ LYNNE ZYDOWSKY
Title:	President

AGENT:

GATX VENTURES, INC.

By:	/s/ ROBERT D. POMEROY, JR.
Title:	Robert D. Pomeroy, Jr.
Senior Vice President

LENDERS:

GATX VENTURES, INC.

By:	/s/ ROBERT D. POMEROY, JR.
Title:	Robert D. Pomeroy, Jr.
Senior Vice President

TRANSAMERICA COMMERCIAL FINANCE CORPORATION

By:	/s/ ALLEN M. SAILER
Title:	ALLEN M. SAILER, VICE PRESIDENT